Exhibit 16.1

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

515 SOUTH 400 EAST, SUITE 100

SALT LAKE CITY, UTAH 84111

(801) 328-2727 FAX (801) 328-1123

August 31, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Alpine Auto Brokers, Inc. (the “Company”) pertaining to our firm included under Item 4.01 “Changes in registrant’s Certifying Accountant” of the Form 8-K, to be filed on or about August 31, 2016 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.